Exhibit 10.1

APPENDIX TO MANGEMENT STOCK PURCHASE PLAN

APPLICABLE TO CANADIAN RESIDENTS

This Appendix applies to, shall be deemed and construed to be a part of and shall be attached at the end of the Fourth Amendment and Restatement of the Gibraltar Industries, Inc. Management Stock Purchase Plan (such Fourth Amendment and Restatement of the Gibraltar Industries, Inc. Management Stock Purchase Plan, effective as of June 27, 2012, being hereinafter the “Plan”). The Plan is an instrument which evidences the grant of awards under the terms of the Third Amendment and Restatement of the Gibraltar Industries, Inc. 2005 Equity Incentive Plan, which Third Amendment and Restatement is effective as of May 18, 2009, as amended by that certain first Amendment to Third Amendment and Restatement, effective as of January 1, 2010 (such Third Amendment and Restatement of the Gibraltar Industries, Inc. 2005 Equity Incentive Plan, as amended by that certain First Amendment to Third Amendment and Restatement being hereinafter the “Omnibus Plan”). Capitalized terms used but not otherwise defined in this Appendix shall have the meaning ascribed to such terms by the Omnibus Plan.

Section 11.06 of the Omnibus Plan provides the Committee the authority to modify the terms and conditions of Awards granted to Eligible Persons in order to comply with or obtain any exemptions from the applicability of local laws and regulations of foreign countries applicable to Eligible Persons. Under the provisions of the Income Tax Act (Canada) and the Income Tax Regulations made thereunder (including Regulation Section 6801(d))(in this Appendix, referred to as the “Canadian Tax Rules”), the deferral of taxation which is contemplated to be provided by the Plan will not be available to Participants (as defined in the Plan) who are Canadian residents if and to the extent that such Participants have the right to receive payment of amounts attributable to the Award: (1) prior to the death, retirement or termination of employment of the Participant; or (2) after the end of the calendar year following the calendar year in which the death, retirement or termination of employment occurs.

In connection with the foregoing, notwithstanding anything to the contrary contained in the Plan, if and to the extent that a Participant in the Plan is a Canadian resident, the Participant (1) shall not be entitled to receive payment of any amounts credited to such Participant’s Account unless and until such Participant has incurred a termination of his employment(2) shall not be permitted to receive or to elect to receive payment of the amounts credited to such Participant’s Account in any form or time of payment other than the lump sum form and time of payment provided for by the Plan. For the avoidance of doubt, the requirement that Participants who are Canadian residents incur a termination of employment as a condition to their entitlement to receive payment of amounts accrued for their benefit under the terms of the Plan shall be deemed and construed to supersede the provisions of the Plan which provide for payment of amounts accrued for the benefit of Participants upon the occurrence of a Change in Control (as defined in the Plan) and, as a consequence, following the occurrence of a Change in Control, Participants who are Canadian residents shall not be entitled to receive payment of amounts accrued for their benefit under the Plan until they have incurred a termination of their employment.

Special Provision for Dual Taxpayers

This Section shall only apply in respect of the Account of a Participant for whom distribution from the Account is subject to U.S. taxation and the who would be also liable to tax in respect of such payment, if made as otherwise provided, under the Canadian Tax Rules:

(a) If a payment in respect of an Account would be required to be made at any time and such payment would, if made, comply with the Canadian Tax Rules but would otherwise violate the requirements of Section 409A, then, notwithstanding any other provision of the Plan and this Appendix:

(i) unless the Committee determines that payments in respect of the Account can be made in some other manner and at such other time in compliance with the Canadian Tax Rules and Section 409A, the Participant shall immediately forfeit the Account (for the avoidance of doubt, without compensation therefor in any manner whatsoever), and

(ii) where the Account is not forfeited as provided in paragraph (i) above, amounts shall thereafter be paid in the manner and at such time as the Committee determines is in compliance with the Canadian Tax Rules and Section 409A.

(b) If a payment in respect of an Account is otherwise required to be made at any time and such payment would, if made, comply with Section 409A but would violate the Canadian Tax Rules, then, notwithstanding any other provision of the Plan and this Annex A,

(i) unless the Committee determines that payment in respect of the Account can be made in some other manner and at such other time in compliance with Section 409A without violating the Canadian Tax Rules, such payment shall be made to a trustee to be held in trust for the benefit of the Participant in a manner that causes the payment to be included in the Participant’s U.S. taxable income under the Code and does not violate the Canadian Tax Rules, and amounts shall thereafter be paid out of the trust for the benefit of the Participant at such time and in such manner as complies with the requirements of the Canadian Tax Rules, and

(ii) where an amount is not paid to a trustee as provided in paragraph (i) above, amounts shall thereafter be paid in the manner and at such time as the Committee determines is in compliance with Section 409A without violating the Canadian Tax Rules.

IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this Appendix to be executed this    day of June, 2014.

GIBRALTAR INDUSTRIES, INC.

By:

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